Code Green Apparel Corp. 10-Q

Exhibit 10.6

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated this 7/23/16 day of July, 2016

BETWEEN:

Marc Kazarian of 339 Monarch Bay Dr. Dana Point Ca 92692
(the “Lender”)

OF THE FIRST PART

AND

Code Green Apparel Corp of 31642 S PCH Laguna Beach Ca, 92651
(the “Borrower”)

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the “Loan”) to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount & Interest

1.	The Lender promises to loan $75,000.00 USD to the Borrower and the Borrower promises to repay this principal amount to the Lender, with interest payable on the unpaid principal at the rate of 12.00 percent per annum, calculated yearly not in advance.

Payment
2.	This Loan will be repaid in full on December 31st, 2016.

Loan Agreement	Page 2 of 3

Default

3.	Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

Additional Clause

4.	In addition to the interest fee and $7500.00 processing fee is to be added to the loan.

Governing Law

5.	This Agreement will be construed in accordance with and governed by the laws of the State of California.

Costs

6.	All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

Binding Effect
7.	This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

8.	This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability

9.	The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Loan Agreement	Page 3 of 3

General Provisions

10.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

11.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 23rd day of July, 2016.

SIGNED, SEALED, AND DELIVERED
this 23rd day of July, 2016.
Marc Kazarian

SIGNED, SEALED, AND DELIVERED	Code Green Apparel Corp
this 23rd day of July, 2016.	Per:	(SEAL)

*** In the event that loan is not paid off in full by 12/31/16 a monthly late fee of $5,000 will be accessed in addition to interest at 12% for each monthly part due.

MARC E. KAZARIAN	Code Green apparel Corp
George J. Powell III

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